                                                                   EXHIBIT 10.15
[TALEO LETTERHEAD]



San Francisco, November 17, 2004

Jeffrey T. Carr

RE: TERMS OF EMPLOYMENT

Dear Jeffrey,

     This letter will confirm the terms of your offer of employment with Taleo Corp., a Delaware corporation ("Taleo"). Such terms are as follows:

          1. POSITION AND RESPONSIBILITIES. You will serve in the position of Executive Vice President of Marketing and Chief Strategy Officer reporting directly to the Chief Executive Officer. You will assume and discharge such responsibilities as are commensurate with such position and as the Chief Executive Officer may direct from time to time. During your employment with Taleo, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of Taleo in effect from time to time during your employment.

     While Taleo cannot commit to this promotion taking place, it is well understood that your objective is to become COO of Taleo within six to twelve (6-12) months of your employment start date. No later than June 30, 2005, a formal review process will take place with the CEO with a goal to assess and transition towards this goal. In the event you are promoted to COO, your compensation will be adjusted to reflect a Base Salary, as defined below, of $250,000 and Incentive Compensation, as defined below, of $250,000 at 100% achievement of goal. Concurrently, Taleo will enter into a good faith discussion and evaluation with you regarding an appropriate increase in your equity stake in Taleo.

          2. AT-WILL EMPLOYMENT. You acknowledge that your employment with Taleo is for an unspecified duration and constitutes at-will employment and that either you or Taleo can terminate this relationship at any time, with or without Cause and with or without notice.

Mr. Jeffrey T.Carr
November 17, 2004
Page 2


          3. COMPENSATION.

               (a) In consideration of your services, you will be paid a salary of $18,750 US per month (annualized base salary of $225,000.00 US) payable in two monthly payments in accordance with Taleo's standard payroll practices ("Base Salary").

               (b) In addition to your base salary, you will be eligible for incentive bonuses for each fiscal quarter or fiscal year of Taleo ("Incentive Compensation"). The bonuses will be awarded based on criteria established by Taleo's Chief Executive Officer and approved by Taleo's Board of Directors. The aggregate amount of your target bonuses at 100% achievement of goal for a fiscal year will be equal to 100% of your annual base salary. The bonus for a fiscal quarter or fiscal year will be paid in accordance with Taleo's standard practices for payment of bonuses. For fiscal year 2005, you will be eligible to participate in the Incentive Compensation Plan attached hereto as Attachment A, which will be deemed to meet the requirements of this Subsection (b) for 2005. For the fourth quarter of fiscal year 2004 (i.e., October - December of 2004), you shall be paid a bonus equal to the quarterly bonus specified in Attachment A at 100% achievement of goal (i.e., $45,000), prorated for the number of days you were employed by Taleo in the fourth quarter of fiscal year 2004.

               (c) If, prior to being promoted to the position of Chief Operating Officer, Taleo terminates your employment for any reason other than Cause or if you resign for Good Reason, then Taleo will continue to pay your Base Salary at the rate in effect at the time of your resignation or termination of your employment for a period of six (6) months from the date of your resignation or termination of your employment and you shall continue to vest in stock options in accordance with the schedule specified in Attachment C for a period of six (6) months from the date of your resignation or termination of your employment ("Vesting Period 1"). Such vested options shall expire ninety
(90) days after the expiration of Vesting Period 1. If, after you have been promoted to the position of Chief Operating Officer, Taleo terminates your employment for any reason other than Cause or if you resign for Good Reason, then Taleo will continue to pay your Base Salary at the rate in effect at the time of your resignation or termination of your employment for a period of six
(6) months from the date of your resignation or termination of your employment, Taleo will pay your aggregate target bonuses under Subsection (b) above at 100% achievement of goal for a period of six (6) months from the date of your resignation or termination of your employment and you shall continue to vest in stock options in accordance with the schedule specified in Attachment C for a period of twelve (12) months from the date of your resignation or termination of your employment ("Vesting Period 2"). Such vested options shall expire ninety
(90) days after the expiration of Vesting Period 2. If, within one (1) year following a Change in Control (as defined in Attachment C), Taleo or the successor corporation terminates your employment for any reason other than Cause or if you resign for Good Reason, regardless of whether you have been promoted to the position of Chief Operating Officer, then Taleo or the successor corporation will continue to pay your Base Salary at the rate in effect at the time of your resignation or termination of your employment for a period of twelve (12) months from the date of your resignation or termination of your employment and will pay your aggregate target bonuses under Subsection (b) above at 100%

Mr. Jeffrey T.Carr
November 17, 2004
Page 3


achievement of goal for a period of twelve (12) months from the date of termination of your employment. Your severance benefit will be paid in accordance with Taleo's standard payroll procedures.

               (d) If Taleo terminates your employment for any reason other than Cause or if you resign for Good Reason, then Taleo will pay you your incentive bonus under Subsection (b) above for the fiscal year and/or quarter in which your resignation or the termination of your employment occurs, prorated to reflect the actual number of days of your employment in that fiscal year and/or quarter.

               (e) If Taleo terminates your employment for any reason other than Cause or if you resign for Good Reason, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of your employment, then Taleo will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

               (f) If your employment is terminated by Taleo with Cause, or if you resign your employment voluntarily without Good Reason, no compensation or other payments will be paid or provided to you that would have, or might have, become payable to you in periods following the date when such a termination of employment is effective. Any rights you may have under any Taleo plan regarding Benefits, as defined below, shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under any Taleo plan regarding Benefits.

               (g) For purposes of this Section 3, "Cause" means (i) any act of personal dishonesty taken by you in connection with your responsibilities under this agreement that is intended to result in your personal enrichment, (ii) your conviction of a felony, (iii) any act by you that constitutes material misconduct and is injurious to Taleo or (iv) substantial violations of employment duties, responsibilities or obligations to Taleo that are demonstrably willful and deliberate.

               (h) For purposes of this Section 3, "Good Reason" means (i) without your consent, a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction other than a reduction where you are asked to assume substantially similar duties and responsibilities as the head of a division of a larger entity or as a Section 16 officer of the parent company of which Taleo becomes a part due to a Change in Control, (ii) without your consent, a substantial reduction of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction,
(iii) without your consent, a reduction by Taleo of your base salary as in effect immediately prior to such reduction, (iv) without your consent, a material reduction by Taleo in the kind or level of employee benefits to which you are entitled

Mr. Jeffrey T.Carr
November 17, 2004
Page 4


immediately prior to such reduction, with the result that your overall benefits package is significantly reduced, (v) without your consent, your relocation to a facility or a location outside the San Francisco Bay Area or (vi) any purported termination of you other than for Cause.

          4. OTHER BENEFITS. You will be eligible to receive the standard employee benefits made available by Taleo to its employees from time to time during the term of your employment to the extent of your eligibility therefore ("Benefits"). You shall earn paid vacation at the rate of three weeks per year of employment (which shall be consistent with Taleo's vacation policy and which shall not accrue in excess of that allowable under the policy). In the event you are promoted to Chief Operating Officer, you shall earn paid vacation at the rate of four weeks per year of employment (which shall be consistent with Taleo's vacation policy and which shall not accrue in excess of that allowable under the policy). During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of Taleo that is available to employees generally. You should note that Taleo may modify salary and benefits from time to time as deemed necessary. Base Salary and Incentive Compensation are not considered Benefits as that term is used in this agreement.

     Taleo shall reimburse you for all reasonable business expenses actually incurred or paid by you in the performance of your services on behalf of Taleo, upon prior authorization and approval and upon submission of appropriate documentation in accordance with Taleo's expense reimbursement policy.

          5. PARACHUTE EXCISE TAX GROSS-UP.

               (a) GROSS-UP PAYMENT. If it is determined that any payment or distribution of any type to you or for your benefit by Taleo, any of its affiliates, any person who acquires ownership or effective control of Taleo or ownership of a substantial portion of Taleo's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this offer letter or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount calculated to ensure that after you pay all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments, subject to Section 5(e) below.

               (b) DETERMINATION BY ACCOUNTANT. All determinations and calculations required to be made under this Section 5 will be made by an independent accounting firm selected by you from among the largest four accounting firms in the United States (the "Accounting Firm"). The Accounting Firm will provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to you and Taleo not less than forty-five (45) days before the date

Mr. Jeffrey T.Carr
November 17, 2004
Page 5


any such Excise Tax is due (if you reasonably believe that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by you, it will furnish you with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that you have substantial authority not to report any Excise Tax on your federal income tax return. If a Gross-Up Payment is determined to be payable, it will be paid to you not less than thirty (30) days before any such Excise Tax is due. Any determination by the Accounting Firm will be binding upon Taleo and you, absent manifest error.

               (c) OVER- AND UNDERPAYMENTS. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by Taleo should have been made ("Underpayment") or that Gross-Up Payments will have been made by Taleo that should not have been made ("Overpayment"). In either event, the Accounting Firm will determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment will promptly be paid by Taleo to you or for your benefit. In the case of an Overpayment, you will, at the direction and expense of Taleo, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Taleo, and otherwise reasonably cooperate with Taleo to correct such Overpayment, provided, however, that (i) you will in no event be obligated to return to Taleo an amount greater than the net after-tax portion of the Overpayment that you have retained or have recovered as a refund from the applicable taxing authorities and (ii) this provision will be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make you whole, on an after-tax basis, from the application of the Excise Tax, subject to
Section 5(e) below, it being understood that the correction of an Overpayment may result in your repaying to Taleo an amount that is less than the Overpayment.

               (d) STOCKHOLDER APPROVAL. If no stock of Taleo is readily tradable and the stockholder approval exemption described in section 280G(b)(5)(A)(ii) of the Code may be available for one or more payments or distributions to you or for your benefit, then you and Taleo will use their best efforts to seek such approval in accordance with the regulations under section 280G of the Code and to cause such exemption to apply.

               (e) GROSS-UP PAYMENT CAP. Notwithstanding the foregoing or anything in this Section 5, the total amount paid to you by Taleo as Gross-Up Payments will not exceed $200,000.

          6. CONFLICTING EMPLOYMENT. During the term of your employment with Taleo, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Taleo is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Taleo. This provision does not preclude you from serving on the boards of directors and/or advisory boards of companies that are not competitors of Taleo.

--------------------------------------------------------------------------------
Mr. Jeffrey T.Carr
November 17, 2004
Page 6


          7. GENERAL PROVISIONS.

               (a) This offer letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

               (b) This offer letter along with the Exhibits A-D hereto and the Incentive Compensation Plan attached as Attachment A, the Employment, Confidential Information and Invention Assignment Agreement attached as Attachment B, the Stock Option Recommendation attached as Attachment C, and the Arbitration Agreement attached as Attachment D set forth the terms of your employment with Taleo and supersedes any prior representations or agreements, whether written or oral. Any modifications must be in writing and signed by an officer of Taleo and by you. Any subsequent change or changes in your duties, salary or other compensation will not affect the at-will nature of your employment, the commitments you have agreed to or the enforceability, validity or scope of this Agreement.

               (c) This offer of employment is contingent upon background verification and reference checks satisfactory to Taleo. I authorize Taleo and/or a third party designated by Taleo, to conduct such investigations and secure such information as is necessary to assess my background and employment history.

               (d) If you accept this offer of employment, you must provide to Taleo documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

               (e) This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Taleo, Taleo Holding and their respective successors and assigns.

          8. CONTINGENCIES. This offer is contingent upon our obtaining the following:

               (a) Return of the enclosed copy of this letter, signed by you without modification, indicating your acceptance of this offer;

               (b) Return of the enclosed Arbitration Agreement, signed by you without modification;

               (c) Return of the enclosed Employment, Confidential Information and Invention Assignment Agreement (attached to this letter as Attachment B), signed by you without modification;

               (d) Satisfactory results of background and reference checks

Mr. Jeffrey T.Carr
November 17, 2004
Page 7


               (e) Documentation verifying your identity and legal authority to work in the United States no later than 3 business days after the date you commence work.

     To indicate your acceptance of this offer, please sign and date the enclosed copy of this offer letter and the Confidentiality Agreement, and return both to me as soon as possible. This offer shall be valid for three (3) working days from the date of this letter. If you have any questions about this offer letter, please call Louis Tetu, 418.524.5665 x1226.

     We look forward to working with you at Taleo.

                                             Sincerely,

                                             Taleo Corp.

                                             /s/ Louis Tetu
                                             -----------------------------------
                                             Louis Tetu, Chief Executive Officer


ACCEPTANCE:

I accept the terms of my employment with Taleo Corp. as set forth above. I understand that this offer letter does not constitute a contract of employment for any specified period of time and that my employment relationship may be terminated by Taleo or me at any time with or without notice and with or without Cause.

Monday, November 17, 2004                 /s/ Jeffrey T. Carr
------------------------------------      --------------------------------------
Start date Date                                      Jeffrey T. Carr

                                  ATTACHMENT A
                                TALEO CORPORATION

                      INCENTIVE COMPENSATION PLAN FOR 2005

The following sets forth the Incentive Compensation Plan for Jeffrey Carr, as Executive Vice President of Marketing and Chief Strategy Officer.

HIRE DATE:      November 17, 2004
BASE SALARY:    $225,000


--------------------------------------------------------------------------------


DEFINITION:

"APPLICATION SERVICE REVENUE" is defined as all application service fees that Taleo (sometimes hereinafter referred to as "the Company") will, assuming performance of services described in our Application and Consulting Service Agreements (hereinafter referred as "ACSA"), recognize as revenue on its Statement of Operations in accordance with Generally Accepted Accounting Principles ("GAAP") under the heading "Application Revenue" in fiscal year 2005. Under GAAP, application revenue is recognized ratably as services are performed. For greater clarity, Application Service Revenue is comprised of application set-up fees, hosting fees, application service fees, maintenance fees, managed services (i.e. Taleo Contingent), as detailed in the ACSA. However, Application Service Revenue excludes consulting & education service revenue, referral fees, escrow fees, perpetual license fees, resume processing set-up and service fees and other third party services.

ANNUAL COMPENSATION:

As an example, here is what Mr. Carr's compensation would be, assuming that he achieves all components of the variable compensation plan at:

                                                                                 100%
                                                                                 ----

     Base salary                                                                225,000
     Bonus on budgeted quarterly Application Service Revenue                    140,000
     Bonus on budgeted quarterly operating income according to GAAP             40,000
     Bonus on budgeted Total Revenue according to GAAP                           30,000
     Bonus on budgeted operating income according to GAAP                       15,000
     TOTAL ANNUAL COMPENSATION                                                  450,000

QUARTERLY BONUS ON APPLICATION SERVICE REVENUE:

Mr. Carr will be entitled to receive a bonus of $35,000 per quarter (for each full quarter of employment), based on achieving the budgeted quarterly Application Service Revenue for each quarter of fiscal year 2005 (see Schedule
A):

               % OF ATTAINMENT OF BUDGETED
              QUARTERLY APPLICATION SERVICE
                         REVENUE              % QUARTERLY BONUS
              -----------------------------   -----------------
                      Less than 95%                   0%
                       >95% to 96%                   20%
                       >96% to 97%                   30%
                       >97% to 98%                   45%
                       >98% to 99%                   60%
                       >99% to < 100%                80%
                         100% to 101%               100%
                       >101% to 102%                130%
                       >102% and up                 160%

For purposes of calculating the above bonus, perpetual license fees recognized "up-front" shall be included in Application Service Revenue after reducing the license fees by a factor of 2.9.

QUARTERLY BONUSES ON BUDGETED OPERATING INCOME:

Mr. Carr will be entitled to receive a bonus of $10,000 per quarter (for each full quarter of employment), based on achieving the budgeted operating income for each quarter of fiscal year 2005 (see Schedule A).

At the end of each quarter, the following table will be used to calculate the quarterly bonus:

              % OF ATTAINMENT OF BUDGETED
                   OPERATING INCOME           % OF QUARTERLY BONUS
              ---------------------------     --------------------
                      Less than 50%                  0%
                      >50% to 60%                   20%
                      >70% to 80%                   45%
                      >80% to 90%                   60%
                     >90% to < 100%                 80%
                       100% to 110%                100%
                     >110% to 120%                 130%
                      >120% and up                 160%


ANNUAL BONUS ON BUDGETED TOTAL REVENUE (ACCORDING TO GAAP):

Mr. Carr will be entitled to receive a bonus of $30,000 for fiscal year 2005, based on achieving total revenue as recognized on Taleo's Statement of Operations in accordance with GAAP compared to the total revenue budgeted for fiscal year 2005 (see Schedule A).

At the end of the fiscal year, the following table will be used to calculate the annual bonus:

              % OF ATTAINMENT OF BUDGETED
                   OPERATING INCOME           % OF QUARTERLY BONUS
              ---------------------------     --------------------

                  Less than 96%                       0%
                  > 96% to 97%                       25%
                  > 97% to 98%                       50%
                  > 98% to 99%                       75%
                  > 99% to 100%                     100%
                 > 100% to 101%                     125%
                 > 101% to 102%                     150%

ANNUAL BONUS ON BUDGETED OPERATING INCOME (ACCORDING TO GAAP):

Mr. Carr will be entitled to receive a bonus of $15,000 for fiscal year 2005, based on achieving the budgeted operating income for fiscal year 2005.

At the end of the fiscal year, the following table will be used to calculate the annual bonus:

              % OF ATTAINMENT OF BUDGETED
                   OPERATING INCOME             % OF ANNUAL BONUS
              ---------------------------       -----------------

                  Less than 50%                         0%
                  > 50% to 60%                         20%
                  > 60% to 70%                         40%
                  > 70% to 80%                         60%
                  > 80% to 90%                         80%
                  > 90% to 100%                       100%
                 > 100% to 110%                       130%
                 > 110% to 120%                       160%
                  > 120% and up                       200%

GENERAL:

All bonuses will be paid thirty (30) days after the end of the quarter or fiscal year.

The Vice President and Corporate Counsel is responsible for any modifications to the standard ACSA. The CFO or CEO are the only persons authorized to execute an ACSA. Failure to comply with this procedure will cause a cancellation of bonuses that would otherwise be payable with respect to revenue derived from the ACSA, and is grounds for termination of employment.

Should the Application Service Revenue used to calculate the bonus change after the contract is signed; the bonus will be adjusted accordingly. Any bonuses payable to Mr. Carr will be reduced accordingly within the quarter in which the event took place.

The CFO reserves the right, at his/her sole discretion, which shall be reasonably exercised, to withhold part or all bonus payments under this Compensation Plan until Taleo collects monies owed by any customer if he/she reasonably believes that a customer is delinquent in payment or if he/she believes that a customer will become delinquent.

Mr. Carr shall promptly repay any bonuses that have been paid in error. All known bonus calculation errors as well as any other known errors must be reported to the Vice-President of Finance promptly but no later than sixty (60) days of the incorrect payment or Mr. Carr's receipt of knowledge of the error.

All distributions under this Compensation Plan are considered taxable compensation income and as such, the Company shall deduct such withholding and payroll taxes as may be required or appropriate consistent with local, state, provincial, federal laws and other applicable laws and regulations.

This Compensation Plan constitutes the entire terms of the Company's incentive compensation agreement with Mr. Carr for the year 2005 and may only be modified in writing by the CFO of the Company. Any oral modifications to the 2005 Compensation Plan are void, without effect and may not be relied upon. This Plan is effective on the first date of employment of the Mr. Carr.

Taleo reserves the right to change, add to, or modify the 2005 Compensation Plan as business needs require. The CFO has the discretionary authority to construe and interpret the terms and conditions of the Compensation Plan for 2005. The CFO's determinations shall be final and binding.

Nothing in the Compensation Plan shall change the "at-will" nature of the employment relationship between the Company and the employee. As an at-will employee, either the Company or the employee can terminate the employment relationship at any time, with or without notice, for any reason.

No waiver or alteration of any provision under this Plan with respect to any obligation, right, duty or requirement, on any occasion, whether intentional or not, shall be deemed to extend to any prior or subsequent occasion or affect in any way any obligation, right, duty or requirement arising by virtue of any prior or subsequent occasion.

Reviewed and approved by:

/s/ Jeffrey Carr
-----------------------------------------             ------------------
Jeffrey Carr                                          Date

/s/ Louis Tetu
-----------------------------------------             ------------------
CEO                                                   Date